Exhibit 10.23

MIDWESTONE FINANCIAL GROUP, INC.
CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into as of February 21, 2018 (the “Effective Date”), by and between MIDWESTONE FINANCIAL GROUP, INC. (together with any successor thereto, the “Company”) and David Lindstrom (“Executive,” and together with the Company, the “Parties”).
RECITALS
A.Executive is currently employed by the Company or one of its Affiliates.
B.The Company, directly or through one of its Affiliates, desires to continue to employ Executive and Executive desires to continue to be so employed.
C.The Company recognizes that circumstances may arise in which a Change in Control may occur, thereby causing uncertainty of employment without regard to the competence or past contributions of Executive, which uncertainty may result in the loss of valuable services of Executive, and the Parties wish to provide reasonable security to Executive against changes in the employment relationship in the event of a Change in Control.
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months (the “Term”). This Agreement shall automatically extend for twelve (12) months on each anniversary of the Effective Date, unless terminated by either Party effective as of the last day of the then current Term by written notice to that effect delivered to the other not fewer than three (3) months prior to the last day of the then current Term; provided, however, that if timely notice of termination of this Agreement is given but a Change in Control occurs within six (6) months after the effective date of the termination of this Agreement provided in such notice, then such termination of this Agreement shall be considered ineffective. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Term (or within six (6) months after the end of the Term, as described above), this Agreement shall remain in effect for the twelve (12) months immediately following the Change in Control and shall then terminate.
2.    Payment of Severance Amount. If Executive incurs a Termination within the Covered Period, then the Company shall provide Executive the following benefits:
(a)    Commencing on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, Executive shall receive the Severance Amount (less any amount described in Section 2(b)), with such amount to be paid in twelve (12) substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the sixty (60)-day period following the Termination Date but for the Release requirement in Section 4 shall be paid on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, and the number of remaining substantially equal monthly installments to be made shall be reduced from twelve (12) by any such “catch-up” payments that are made.
(b)    To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date.
(c)    Within five (5) days after Executive’s Termination, the Company shall pay Executive a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus or paid time off, which has accrued but has not been paid or used.
(d)    Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.
(e)    Except as specifically provided herein, the Company shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason.
3.    Medical, Dental and Vision Benefits. If Executive incurs a Termination within the Covered Period, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans of the Company (or any Affiliate) for active employees immediately prior to the Termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Company, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or any Affiliate. The coverages under this Section 3 may be procured directly by the Company (or any Affiliate, if appropriate) apart from and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical, dental or vision plans, and provided, further, that the cost to the Company shall not exceed the cost for continued COBRA coverage. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental and/or vision plan of a subsequent employer with plan benefits that are comparable to Company (or any Affiliate) plan benefits, the Company’s obligations under this Section 3 shall cease with respect to the eligible Executive and/or dependents. Executive and Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental and/or vision coverage available.
4.    Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Section 2 or 3 (except for payments and benefits described in Section 2(c) and 2(d)) unless Executive executes and delivers to the Company a Release within forty-five

(45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.
5.    Excise Tax Limitation.
(a)    It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4). Within one hundred twenty (120) days following the earlier of (i) the giving of the notice of termination or (ii) the giving of notice by the Company to Executive of its belief that there is a payment or benefit due Executive that will result in an Excess Parachute Payment, the Parties, at the Company’s expense, shall obtain the opinion of an Independent Advisor, which opinion need not be unqualified, which sets forth (A) Executive’s applicable “base amount” (as defined under Code Section 280G), (B) the present value of Total Payments and (C) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated, in accordance with Code Section 409A, as specified by Executive in writing delivered to the Company within ninety (90) days of Executive’s receipt of such opinions or, if Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment. The provisions of this Section 5, including the calculations, notices and opinion provided for herein, shall be based upon the conclusive presumption that (A) the compensation and benefits provided for under this Agreement and (B) any other compensation earned by Executive pursuant to the Company’s compensation programs that would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment may be triggered by a Change in Control.
(b)    The Parties hereby recognize that the restrictive covenants under Section 6 have value that is equivalent in amount to some or all of the Severance Amount (and potentially other termination benefits) and that such value shall be recognized in the Code Section 280G calculations contemplated hereunder. The Independent Advisor shall make the determination of the actual fair market value of the restrictive covenants under Section 6 at the time of the Change in Control.
6.    Restrictive Covenants.
(a)    Confidential Information.
(i)    Executive acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to confidential and/or proprietary, non‑public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Executive’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company or an Affiliate. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or Executive’s activities in connection with the business of the Company or any of its Affiliates, Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information.
(ii)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(iii)    Nothing contained in this Section 6(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 6(a) does not limit (A) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Company, or (B) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(b)    Documents and Property.
(i)    All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company or an Affiliate, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)    Executive acknowledges that Executive’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use a Company-provided computer for reasonable personal use in accordance with the Company’s Technology Use Policy as in effect from time to time. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or any Affiliate. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of Executive’s employment with the Company for any reason, Executive’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.
(c)    Non-Solicitation. As an essential ingredient of and in consideration of this Agreement and the Executive’s employment with the Company and any Affiliate, the Executive shall not, during the Executive’s employment with the Company and any Affiliate and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term or thereafter, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):
(i)    Either for Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom Executive had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom Executive had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Executive had significant contact; or
(ii)    Either for Executive or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of the Company or any of its Affiliates, where Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.
(d)    Works Made for Hire Provisions. The Parties acknowledge that all work performed by Executive for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by Executive shall be the exclusive property of the Company. Executive hereby assigns to the Company any right, title and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Executive’s employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(e)    Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be. If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive.
(f)    Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restrictive Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.
7.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:
MidWestOne Financial Group, Inc.
Attention: MidWestOne Bank Senior Vice President and Director of Human Resources
102 South Clinton Street
Iowa City, Iowa 52240
If to Executive: Executive’s address on file with the Company or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
8.    Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Johnson, Iowa.
9.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
10.    Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.
11.    Not an Employment Agreement. Nothing in this Agreement shall give Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by Executive for the Company or any Affiliate.
12.    No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 12, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, expressly assumes by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company provides, through the establishment of a separate reserve, for the payment in full of all amounts that are or may reasonably be expected to become payable to Executive under this Agreement.
14.    Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if Executive is successful on the merits pursuant to a legal judgment or arbitration.
15.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.
16.    Code Section 409A.
(a)    To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 16 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
17.    Deferral of Nondeductible Compensation. If Executive’s aggregate compensation (including benefits that are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Affiliates for any calendar year exceeds the maximum amount of compensation deductible by the Company or any Affiliate in any calendar year under Code Section 162(m) (for purposes of this paragraph, the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at four percent (4%) per annum to a calendar year such that the amount to be paid to Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts, including interest thereon, shall be payable at the earliest time permissible, in accordance with Code Section 409A.
18.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement unless otherwise specified; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
19.    Definitions. As used throughout this Agreement, the terms defined in this Section 19 have the meanings given below.
(a)    “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.
(b)    “Agreement” means this Change in Control Agreement, made and entered into as of the Effective Date, by and between the Parties.
(c)    “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current annual salary or Executive’s annual salary as of the date one (1) day prior to the Change in Control and (ii) the amount of the annual performance bonus paid (or payable) to Executive for the most recently completed fiscal year of the Company.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means:
(i)    the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under such Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company;
(ii)    the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or
(iii)    the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Company or an Affiliate, or (2)

any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
Further notwithstanding any provision in this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.
(f)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(g)    “Code” means the Internal Revenue Code of 1986.
(h)    “Company” means MidWestOne Financial Group, Inc.
(i)    “Confidential Information” has the meaning set forth in Section 6(a).
(j)    “Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twelve (12) months after the Change in Control.
(k)    “Effective Date” has the meaning set forth in the preamble hereto.
(l)    “Excess Parachute Payment” has the meaning set forth in Code Section 280G.
(m)    “Executive” has the meaning set forth in the preamble hereto.
(n)    “Financial Institution” means a bank, savings bank, savings and loan association, credit union or similar financial institution.
(o)    “Good Reason” means the occurrence of any one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)    an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;
(ii)    a reduction in Executive’s base annual salary or bonus opportunity, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;
(iii)    a relocation of Executive’s primary place of employment of more than twenty-five (25) miles from Executive’s primary place of employment immediately following the Effective Date, or if applicable, immediately prior to the Covered Period or a requirement that Executive engage in travel that is materially greater than immediately following the Effective Date, or if applicable, immediately prior to the Covered Period;
(iv)    failure by an acquirer to assume this Agreement at the time of the Change in Control; or

(v)    a material breach by the Company of this Agreement.
Notwithstanding any provision in this definition to the contrary, prior to Executive’s Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twenty-four (24) months of the initial existence of the applicable condition.
(p)    “Independent Advisor” means an independent, nationally recognized accounting firm approved by the Parties, where such approval shall not be unreasonably withheld by either Party.
(q)    “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of Executive’s employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.
(r)    “Parties” means the Company and Executive.
(s)    “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.
(t)    “Restrictive Covenant” has the meaning set forth in Section 6(c).
(u)    “Restrictive Period” has the meaning set forth in Section 6(c).
(v)    “Severance Amount” means an amount equal to one hundred twenty-five percent (125%) of Executive’s Base Compensation.
(w)    “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.
(x)    “Term” has the meaning set forth in Section 1.
(y)    “Termination” means termination of Executive’s employment with the Company and all of its Affiliates during the Term either:

(i)    by the Company, other than a Termination for Cause or a termination as a result of Executive’s death or disability; or
(ii)    by Executive for Good Reason.
(z)    “Termination Date” means the date of termination of Executive’s employment with the Company and all of its Affiliates.
(aa)    “Termination for Cause” means only a termination by the Company as a result of:
(i)    Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Company, to perform Executive’s duties to the Company or an Affiliate;
(ii)    Executive’s conviction of, or pleading of nolo contendre to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;
(iii)    Executive’s breach of fiduciary responsibility; or
(iv)    an act of dishonesty by Executive which is materially injurious to the Company.
Any determination of Cause under this Agreement shall be made by resolution adopted by a vote of the Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.
(bb)    “Total Payments” has the meaning set forth in Section 5(a).
(cc)    “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
20.    Survival. If the Company elects not to extend the Term of this Agreement pursuant to Section 1, the provisions of Section 6 shall not survive the termination of this Agreement. In the case of any other termination of this Agreement, the provisions of Section 6 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MidWestOne Financial Group, Inc.		OFFICER NAME – DAVID LINDSTROM

By:	/s/ SONDRA J. HARNEY	/s/ DAVID LINDSTROM
(Signature)

Name:	Sondra J. Harney
(Address)

Its:	Senior Vice President
(Address)

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
This RELEASE AND WAIVER OF CLAIMS (“Agreement”) is made and entered into by and between MIDWESTONE FINANCIAL GROUP, INC. (the “Employer”), and _____________________ (“Employee,” and together with the Employer, the “Parties”).
RECITALS
A.    The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Employee’s employment with the Employer and the termination of that employment.
B.    Employee and the Employer are parties to that certain Change in Control Agreement, made and entered into [_______________], as amended (the “Change in Control Agreement”).
AGREEMENTS
For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.    Termination of Employment. Employee’s employment with the Employer shall be terminated effective as of the close of business on [_______________] (the “Termination Date”).
2.    Compensation and Benefits. Subject to the terms of this Agreement, the Employer shall compensate Employee under this Agreement as follows (collectively, the “Severance Payments”):
(a)    Severance Amount. [_______________].
(b)    Accrued Salary and Paid Time Off. Employee shall be entitled to a lump sum payment in an amount equal to Employee’s earned but unpaid annual base salary and accrued but unused paid time off for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)    COBRA Benefits. Employee and Employee’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, with Employee required to pay the same amount as Employee would pay if Employee continued in employment with the Company during such period as described in Section 4 of the Change in Control Agreement.
(d)    Employee Acknowledgement. Employee acknowledges that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, other compensation, or benefits. Employee further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Employee’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Employer under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.

(e)    Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.
3.    Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Employee’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Employee’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.    Release of Claims and Waiver of Rights. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Employer, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Employer, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Employee now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Employee’s execution of this Agreement (the “Release and Waiver”), including liability, claims, demands, actions, and causes of action:
(a)    Relating to Executive’s employment or other association with the Company, or the termination of such employment;
(b)    Relating to wages, bonuses, other compensation, or benefits;
(c)    Relating to any employment or change in control contract;
(d)    Relating to any employment law, including

(i)	The United States and State of Iowa Constitutions,

(ii)	The Iowa Civil Rights Act of 1965,

(iii)	The Iowa Wage Payment Collection Law,

(iv)	The Civil Rights Act of 1964,

(v)	The Civil Rights Act of 1991,

(vi)	The Equal Pay Act,

(vii)	The Employee Retirement Income Security Act of 1974,

(viii)	The Age Discrimination in Employment Act (the “ADEA”),

(ix)	The Older Workers Benefit Protection Act,

(x)	The Worker Adjustment and Retraining Notification Act,

(xi)	The Americans with Disabilities Act,

(xii)	The Family and Medical Leave Act,

(xiii)	The Occupational Safety and Health Act,

(xiv)	The Fair Labor Standards Act,

(xv)	The National Labor Relations Act,

(xvi)	The Genetic Information Nondiscrimination Act,

(xvii)	The Rehabilitation Act,

(xviii)	The Fair Credit Reporting Act,

(xix)	Executive Order 11246,

(xx)	Executive Order 11141, and

(xxi)	Each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)    Relating to any right of payment for disability;
(f)    Relating to any statutory or contractual right of payment; and
(g)    For relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Employee acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Iowa.
5.    Exclusions from General Release.
(a)    Excluded from the Release and Waiver are any claims or rights arising pursuant to this Agreement and any claims or rights that cannot be waived by law, as well as Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Employee is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.
(b)    Notwithstanding the foregoing, nothing contained in this Section 5 shall limit Employee’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Employee acknowledges that this Section 5 does not limit (A) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (B) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
6.    Covenant Not to Sue.
(a)    A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Employee may bring a claim against the Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Employer can require Employee to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Employer shall have no obligation to make any further Severance Payments.
(b)    If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
7.    Mutual Non-Disparagement. At all times following the signing of this Agreement, neither Party shall engage in any vilification of the other, and each Party shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this covenant not to make disparaging statements shall be the Company’s Chief

Executive Officer. The Parties shall do nothing that would damage the other’s business reputation or good will.
8.    Restrictive Covenants. Section 6 of the Change in Control Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
9.    No Admissions. The Employer denies that any of the Releasees have taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.
10.    Confidentiality of Agreement. Employee shall keep the existence and the terms of this Agreement confidential, except for Employee’s immediate family members and Employee’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
11.    Non-Waiver. The Employer’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.
12.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Iowa, without regard to principles of conflict of laws (whether in the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.
13.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with the Employer and the termination of that employment. This Agreement may not be amended, modified, altered, or changed except by express written consent of the Parties.
14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
15.    Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
16.    Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Employer would not have entered into this Agreement without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Employee’s breach of this Agreement, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee.

17.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Agreement as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.
18.    Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall make himself reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Employer, be reasonably requested. The Employer shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Employer shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Employer and are documented in a manner consistent with expense reporting policies of the Employer as may be in effect from time to time.
19.    Representations by Employee. Employee acknowledges each of the following:
(a)    Employee is aware that this Agreement includes a release of all known and unknown claims.
(b)    Employee is legally competent to execute this Agreement and Employee has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.
(c)    Any modifications, material or otherwise, made to this Agreement shall not restart or affect in any manner the original 21-day consideration period.
(d)    Employee has been offered at least 21 days to consider this Agreement.
(e)    Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and Waiver, and to negotiate such terms.
(f)    Employee, without coercion of any kind, freely, knowingly, and voluntarily enters into this Agreement.

(g)    Employee has the right to rescind the Release and Waiver by written notice to the Employer within 7 calendar days after Employee has signed this Agreement, and the Release and Waiver shall not become effective or enforceable until 7 calendar days after Employee has signed this Agreement, as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such 7-day period, to the attention of [_______________]. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the 7-day period and (ii) sent by certified mail, return receipt requested.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates set forth below their respective signatures below.

MidWestOne Financial Group, Inc.		OFFICER NAME

By:
	[Name]	[Name]
[Title]

Date:		Date: